Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Communications & External Affairs	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH – NYSE

Record Fiscal 2011 Second Quarter Sales, Net Income, and Earnings per Share Announced by Parker

- Net Income More Than Doubles

- Order Rates Continue to Show Significant Increases

- Company Increases Guidance for Fiscal 2011

CLEVELAND, January 20, 2011 – Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported record results for the fiscal 2011 second quarter ending December 31, 2010. Fiscal 2011 second quarter sales were $2.9 billion, an increase of 21.7 percent from $2.4 billion in the same quarter a year ago. Net income was $231.8 million an increase of 120.9 percent from $105.0 million in the second quarter of fiscal 2010. Earnings per diluted share for the quarter were $1.39 compared with $0.64 in last year’s second quarter. Cash flow from operations for the first six months of fiscal 2011 was $408.2 million, or 7.2 percent of sales, compared with cash flow from operations of $606.3 million, or 13.2 percent of sales in the prior year period. Cash flow from operations in the first six months of fiscal 2011 included a $200 million discretionary contribution to the company’s pension plan. Excluding this discretionary contribution, cash flow from operations as a percent of sales was 10.7 percent for the first six months of fiscal 2011.

“Demand levels remain strong across many markets, resulting in a significant increase in sales for the second quarter and increased order levels relative to the prior year period,” said Chairman, CEO and President Don Washkewicz. “We were able to deliver sales increases in every segment, as total organic sales increased 22 percent. Order rates also increased in all segments and we are particularly pleased to see demand levels recover in our aerospace segment.”

“This was another quarter that demonstrated our ability to leverage our strong revenue performance into increased operating margins and earnings. Our total segment operating margin performance was 14.0 percent, led by Industrial North America segment margin of 15.2 percent and Industrial International segment margin of 14.6 percent.”

Segment Results

In the Industrial North America segment, second quarter sales increased 23.4 percent to $1.0 billion, and operating income was $159.4 million compared with $114.4 million in the same period a year ago.

In the Industrial International segment, second quarter sales increased 23.1 percent to $1.1 billion, and operating income was $167.8 million compared with $82.6 million in the same period a year ago.

In the Aerospace segment, second quarter sales increased 14.7 percent to $459.6 million, and operating income was $63.6 million compared with $41.0 million in the same period a year ago.

In the Climate and Industrial Controls segment, second quarter sales increased 22.6 percent to $214.3 million, and operating income was $9.5 million compared with $6.1 million in the same period a year ago.

Orders

Parker reported an increase of 29 percent in total orders for the quarter ending December 31, 2010, compared with the same quarter a year ago. The company reported the following orders by operating segment:

•	Orders increased 26 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders increased 29 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders increased 37 percent in the Aerospace segment on a rolling 12-month average basis.

•	Orders increased 26 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2011, the company has increased guidance for earnings from continuing operations to the range of $5.80 to $6.20 per diluted share.

Washkewicz added, “Our performance in the first half of this year has been very strong and puts us ahead of where we expected to be. Therefore, we are increasing our full year guidance for earnings per share in fiscal 2011. By executing the Win Strategy, our employees will continue to build from a position of great strength and we remain bullish about our prospects for growth and profitability in the coming years.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2011 second quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site at www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales of $10 billion in fiscal year 2010, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 55,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 54 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information web site at www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, and changes in contract cost and revenue estimates for new development programs; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated costs savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - DECEMBER 31, 2010

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2010	2009	2010	2009
Net sales	$2,866,664	$2,354,708	$5,695,937	$4,591,873
Cost of sales	2,195,728	1,869,481	4,333,602	3,670,426

Gross profit	670,936	485,227	1,362,335	921,447
Selling, general and administrative expenses	345,679	309,840	679,263	611,683
Interest expense	25,631	25,029	50,264	50,752
Other (income) expense, net	(6,624)	8,123	(9,806)	2,748

Income before income taxes	306,250	142,235	642,614	256,264
Income taxes	74,432	37,272	161,766	77,331

Net income	231,818	104,963	480,848	178,933
Less: Noncontrolling interests	1,638	417	3,497	894

Net income attributable to common shareholders	$230,180	$104,546	$477,351	$178,039

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.42	$.65	$2.96	$1.11

Diluted earnings per share	$1.39	$.64	$2.90	$1.10

Average shares outstanding during period - Basic	161,701,219	160,767,790	161,486,878	160,698,541
Average shares outstanding during period - Diluted	166,101,535	162,744,788	164,790,789	162,378,082

Cash dividends per common share	$.29	$.25	$.56	$.50

BUSINESS SEGMENT INFORMATION BY INDUSTRY (Unaudited)
	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2010	2009	2010	2009
Net sales
Industrial:
North America	$1,045,469	$847,208	$2,110,384	$1,630,293
International	1,147,231	932,057	2,240,212	1,782,307
Aerospace	459,630	400,551	896,310	817,407
Climate & Industrial Controls	214,334	174,892	449,031	361,866

Total	$2,866,664	$2,354,708	$5,695,937	$4,591,873

Segment operating income
Industrial:
North America	$159,429	$114,435	$348,791	$190,606
International	167,776	82,636	351,576	144,459
Aerospace	63,644	41,026	107,420	94,172
Climate & Industrial Controls	9,501	6,144	31,053	16,641

Total segment operating income	400,350	244,241	838,840	445,878
Corporate general and administrative expenses	37,593	31,472	70,947	57,774

Income from operations before interest expense and other	362,757	212,769	767,893	388,104
Interest expense	25,631	25,029	50,264	50,752
Other expense	30,876	45,505	75,015	81,088

Income before income taxes	$306,250	$142,235	$642,614	$256,264

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2010

CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,	December 31,	June 30,
(Dollars in thousands)	2010	2009	2010
Assets
Current assets:
Cash and cash equivalents	$808,736	$233,899	$575,526
Accounts receivable, net	1,636,905	1,368,449	1,599,941
Inventories	1,361,457	1,232,979	1,171,655
Prepaid expenses	106,416	98,989	111,545
Deferred income taxes	130,426	124,182	130,129

Total current assets	4,043,940	3,058,498	3,588,796
Plant and equipment, net	1,764,558	1,842,750	1,697,881
Goodwill	2,910,729	2,948,304	2,786,334
Intangible assets, net	1,178,912	1,254,982	1,150,051
Other assets	720,705	689,655	687,320

Total assets	$10,618,844	$9,794,189	$9,910,382

Liabilities and equity
Current liabilities:
Notes payable	$101,293	$389,715	$363,272
Accounts payable	960,567	692,721	888,743
Accrued liabilities	730,011	680,450	776,527
Accrued domestic and foreign taxes	148,997	153,152	176,349

Total current liabilities	1,940,868	1,916,038	2,204,891
Long-term debt	1,742,464	1,554,088	1,413,634
Pensions and other postretirement benefits	1,328,893	1,258,258	1,500,928
Deferred income taxes	150,069	186,493	135,321
Other liabilities	241,957	241,526	196,208
Shareholders’ equity	5,113,261	4,552,027	4,367,965
Noncontrolling interests	101,332	85,759	91,435

Total liabilities and equity	$10,618,844	$9,794,189	$9,910,382

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Six Months Ended December 31,
(Dollars in thousands)	2010	2009
Cash flows from operating activities:
Net income	$480,848	$178,933
Depreciation and amortization	170,293	189,937
Share incentive plan compensation	41,331	37,060
Net change in receivables, inventories, and trade payables	(62,540)	155,231
Net change in other assets and liabilities	(257,071)	79,808
Other, net	35,296	(34,719)

Net cash provided by operating activities	408,157	606,250

Cash flows from investing activities:
Acquisitions (net of cash of $1 in 2010)	(43,359)	—
Capital expenditures	(109,795)	(61,232)
Proceeds from sale of plant and equipment	17,243	5,665
Other, net	(9,369)	(14,310)

Net cash (used in) investing activities	(145,280)	(69,877)

Cash flows from financing activities:
Net proceeds from (payments for) common share activity	4,863	(3,973)
Net proceeds from (payments for) debt	19,673	(399,933)
Dividends	(90,907)	(80,363)

Net cash (used in) financing activities	(66,371)	(484,269)

Effect of exchange rate changes on cash	36,704	(5,816)

Net increase in cash and cash equivalents	233,210	46,288
Cash and cash equivalents at beginning of period	575,526	187,611

Cash and cash equivalents at end of period	$808,736	$233,899